Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

IGM BIOSCIENCES, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Security(3)	Proposed Maximum Aggregate Offering Price(3)(4)	Fee Rate	Amount of Registration Fee(5)

Equity	Common Stock, par value $0.01 per share	Rule 457(o)	—	—	—	—	—

Equity	Non-Voting Common Stock, par value $0.01 per share	Rule 457(o)	—	—	—	—	—

Equity	Preferred Stock, par value $0.01 per share	Rule 457(o)	—	—	—	—	—

Debt	Debt Securities	Rule 457(o)	—	—	—	—	—

Other	Depositary Shares	Rule 457(o)	—	—	—	—	—

Other	Warrants	Rule 457(o)	—	—	—	—	—

Other	Subscription Rights	Rule 457(o)	—	—	—	—	—

Other	Units	Rule 457(o)	—	—	—	—	—

Total Offering Amounts					$400,000,000		$44,080

Total Fee Offsets							$18,547

Net Fee Due							$25,533

(1)

The securities registered hereunder include such indeterminate number of (a) shares of common stock, (b) shares of non-voting common stock, (c) shares of preferred stock, (d) debt securities, (e) depositary shares, (f) warrants to purchase common stock, non-voting common stock, preferred stock or debt securities of the registrant, (g) subscription rights to purchase common stock, non-voting common stock, preferred stock or debt securities of the registrant, and (h) units consisting of some or all of these securities, as may be sold from time to time by the registrant. There are also being registered hereunder an indeterminate number of shares of common stock and preferred stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(3)

The proposed maximum offering price per security and proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.

(4)

Estimated solely for the purpose of calculating the registration fee. Subject to Rule 462(b) under the Securities Act, the aggregate maximum offering price of all securities issued by the registrant pursuant to this registration statement will not exceed $400,000,000.

(5)

Pursuant to Rule 457(p) under the Securities Act, the registrant hereby offsets a total of $18,547 of the total registration fee due for this registration statement by the amount of the filing fee associated with the unsold securities from the registrant’s prior registration statement (File No. 333-249863) filed on November 5, 2020, $170,000,000 of which remains unsold as of the filing date of this registration statement. Pursuant to Rule 457(p), the $18,547 in filing fees associated with such unsold securities (calculated at the fee rate in effect on the filing date of the prior registration statement) is hereby used to offset the current registration fee due, and such unsold securities are hereby deemed deregistered.